Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni	Dianne Douglas
		310-252-3524	310-252-2703
		LisaMarie.Bongiovanni@mattel.com	Dianne.Douglas@mattel.com

MATTEL REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

First Quarter Highlights

•	Worldwide net sales down 15 percent;

•	Domestic gross sales down 6 percent and international gross sales down 23 percent;

•	Worldwide gross sales for core brands: Barbie® down 5 percent; Hot Wheels® down 3 percent; Core Fisher-Price® down 17 percent and American Girl® brands down 4 percent;

•	Gross margin increased 80 basis points of net sales; SG&A increased 450 basis points of net sales;

•	Operating loss of $55.2 million compared to operating loss of $36.5 million in the first quarter of 2008; and

•	Loss per share of $0.14 vs. prior year loss per share of $0.13.

EL SEGUNDO, Calif., April 17, 2009 – Mattel, Inc. (NYSE: MAT) today reported 2009 first quarter financial results. For the quarter, the company reported a net loss of $51.0 million, or $0.14 per share, compared to last year’s first quarter net loss of $46.6 million, or $0.13 per share.

“This quarter’s results met our expectations, with revenues negatively impacted by foreign exchange rates and retailer inventory reductions,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We’ve made good progress on several strategically important fronts, and will continue to manage costs and expenses in light of expected revenue challenges.”

Financial Overview

For the quarter, net sales were $785.6 million, down 15 percent compared to $919.3 million last year, including unfavorable changes in currency exchange rates of 7 percentage points. On a regional basis, first quarter gross sales decreased 6 percent in the U.S. and decreased 23 percent in international markets, including unfavorable changes in currency exchange rates of 13 percentage points. Operating loss for the quarter was $55.2 million, compared to prior year’s operating loss for the quarter of $36.5 million.

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Mattel Reports First Quarter 2009 Results/Page 2 2 2

The company’s debt-to-total capital ratio was 30.5 percent. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $213 million, compared with a decline of approximately $276 million in last year’s first quarter.

Sales by Business Unit

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $504.0 million, down 15 percent versus a year ago. Worldwide gross sales for the Barbie® brand were down 5 percent, with a double-digit domestic increase offset by international declines, which were caused by changes in foreign exchange rates. Worldwide gross sales for Other Girls Brands were down 27 percent, driven by declines in the Polly Pocket® and High School Musical™ doll lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 14 percent, driven primarily by declines in last year’s Speed Racer® property. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were down 21 percent for the quarter, driven by declines in the CARS™ and Speed Racer® properties.

Fisher-Price Brands

First quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core,
Fisher-Price® Friends and Power Wheels® brands, were $283.7 million, or down 17 percent versus the prior year, primarily due to declines in Fisher-Price® Core.

American Girl Brands

First quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $66.4 million, down 4 percent versus last year, reflecting the later timing of Easter.

Live Webcast

Mattel will webcast its 2009 first quarter financial results conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call.

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Mattel Reports First Quarter 2009 Results/Page 3 3 3

A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on April 21 st and may be accessed by dialing + 1 (719) 457-0820. The passcode is 9488344.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced,
Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®,
Power Wheels® and a wide array of entertainment-inspired toy lines. In 2009, Mattel is recognized among the “100 Best Corporate Citizens,” as one of the “World’s Most Ethical Companies” and as one of FORTUNE Magazine’s “100 Best Companies to Work For.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands – today and tomorrow.

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Note: This release contains a forward-looking statement relating to Mattel’s 2009 focus in light of expected revenue challenges. This forward-looking statement is based on currently available operating, financial, economic and competitive information and is subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, affect the operations, performance, business strategy and results of Mattel and could cause actual future results to differ materially from those projected in the forward looking statement. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2009, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
	2009		2008		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$785.6		$919.3		-15%
Cost of sales	439.7	56.0%	522.5	56.8%	-16%

Gross Profit	345.9	44.0%	396.8	43.2%	-13%
Advertising and promotion expenses	84.1	10.7%	103.0	11.2%	-18%
Other selling and administrative expenses	317.0	40.4%	330.3	35.9%	-4%

Operating Loss	(55.2)	-7.0%	(36.5)	-4.0%
Interest expense	15.9	2.0%	16.0	1.7%	-1%
Interest (income)	(3.5)	-0.4%	(8.5)	-0.9%	-59%
Other non-operating (income) expense, net	(2.1)		15.8

Loss Before Income Taxes	(65.5)	-8.3%	(59.8)	-6.5%
Benefit for income taxes	(14.5)		(13.2)

Net Loss	$(51.0)	-6.5%	$(46.6)	-5.1%

EPS—Basic	$(0.14)		$(0.13)

Average Number of Common Shares	358.9		361.8

EPS—Diluted	$(0.14)		$(0.13)

Average Number of Common and Potential Common Shares	358.9		361.8

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2009		2008
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$504.0		$592.8
% Change		-15%		5%
Pos./(Neg.) Impact of Currency (in % pts)		-9		7
Fisher-Price Brands	283.7		341.3
% Change		-17%		-13%
Pos./(Neg.) Impact of Currency (in % pts)		-5		4
American Girl Brands	66.4		69.1
% Change		-4%		10%
Other	3.0		3.5

Gross Sales	$857.1		$1,006.7

% Change		-15%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		-7		5

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$857.1		$1,006.7
Sales Adjustments	(71.5)		(87.4)

Net Sales	$785.6		$919.3

% Change		-15%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		-7		5

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,
	2009	2008	At Dec. 31, 2008
(In millions)	(Unaudited)
Assets
Cash and equivalents	$404.9	$624.9	$617.7
Accounts receivable, net	565.3	728.2	873.5
Inventories	487.9	534.2	485.9
Prepaid expenses and other current assets	375.5	314.5	409.8

Total current assets	1,833.6	2,201.8	2,386.9
Property, plant and equipment, net	516.4	514.7	536.2
Other noncurrent assets	1,755.9	1,725.0	1,751.9

Total Assets	$4,105.9	$4,441.5	$4,675.0

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$150.0	$10.0	$150.0
Accounts payable and accrued liabilities	600.2	813.3	1,071.1
Income taxes payable	20.8	3.2	38.9

Total current liabilities	771.0	826.5	1,260.0
Long-term debt	750.0	900.0	750.0
Other noncurrent liabilities	538.9	375.7	547.9
Stockholders' equity	2,046.0	2,339.3	2,117.1

Total Liabilities and Stockholders' Equity	$4,105.9	$4,441.5	$4,675.0

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2009	2008
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	65	71
Total Debt Outstanding	$900.0	$910.0
Total Debt-to-Total Capital Ratio	30.5%	28.0%

	Three Months Ended March 31,
(In millions)	2009 (a)	2008
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(215)	$(264)
Cash Flows From Investing Activities	23	3
Cash Flows (Used For) Financing Activities and Other	(21)	(15)

Decrease in Cash and Equivalents	$(213)	$(276)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.